SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

[Rule 13d-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 204.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

Hyatt Hotels Corporation

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

448579102

(CUSIP Number)

Michael A. Pucker, Esq.

Cathy A. Birkeland, Esq.

Latham & Watkins LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

(312) 876-7700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 17, 2010

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

(Continued on following pages)

(Page 1 of 17 Pages)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 448579102	13D	Page 2 of 17 Pages

1.

Names of Reporting Persons

I.R.S. Identification Nos. of Above Persons (Entities Only)

CIBC Trust Company (Bahamas) Limited, solely as trustee of the Non-U.S. Situs Trusts (as defined in this Schedule 13D) listed on Appendix A.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC use only
4.	Source of funds OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Bahamian International Business Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,698,863*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,698,863*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,698,863*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 2.7%*
14.	Type of Reporting Person OO

*	Represents shares of the Issuer’s Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), issuable upon conversion of shares of the Issuer’s Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). As provided in the Issuer’s Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock.

CUSIP No. 448579102	13D	Page 3 of 17 Pages

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of their shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Person and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaims beneficial ownership.

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution (as defined in this Schedule 13D). The percentage is calculated using the total number of shares of Common Stock beneficially owned by the Reporting Person and based on 173,922,706 shares of Common Stock outstanding as of July 31, 2010. With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The shares of Class B Common Stock owned by the Reporting Person represent 3.5% of the total voting power of the Common Stock as of July 31, 2010, as adjusted. The percentage of total voting power of the Common Stock is calculated based on the total voting power of the Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

CUSIP No. 448579102	13D	Page 4 of 17 Pages

EXPLANATORY NOTE: This Schedule 13D is being filed by the Reporting Person (as defined in Item 2 below) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), and Rule 13d-1(a) thereunder, with respect to the shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), of Hyatt Hotels Corporation, a Delaware corporation (the “Issuer”), held by the Reporting Person, including shares of Class A Common Stock issuable upon conversion of shares of the Issuer’s Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). As provided in the Issuer’s Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in Item 2 below), which agreements contain, among other things, certain voting agreements and limitations on the sale of their shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group”, within the meaning of Section 13(d)(3) of the Act, comprised of the Reporting Person and the Separately Filing Group Members (collectively, the “Pritzker Family Group”).

The shares of Common Stock held by the Reporting Person were previously held by IHE, INC. (“IHE”) and its subsidiaries, as previously reported on a Schedule 13G filed on November 4, 2009, as amended, pursuant to Section 13(g) of the Act and Rule 13d-1(d) thereunder.

On August 17, 2010, IHE distributed, in the aggregate, 23,765,141 shares of Class B Common Stock to the Reporting Person, certain of the Separately Filing Group Members and certain other persons, and the Reporting Person and certain other members of IHE allocated or distributed, in the aggregate, 18,025,104 shares of Class B Common Stock previously held by IHE and its subsidiaries to certain of the Separately Filing Group Members and certain other persons. We refer to all of the above allocations and distributions, collectively, as the “Distribution.” The Reporting Person executed joinders to, and thereby became subject to the provisions of, the agreements described in Item 6 below. The Distribution to the Reporting Person qualified as a “Permitted Transfer” for purposes of the Issuer’s Amended and Restated Certificate of Incorporation and, accordingly, the shares of Class B Common Stock distributed to the Reporting Person remained shares of Class B Common Stock immediately following the Distribution. Certain other persons who received shares in the Distribution are not party to the agreements described in Item 6 below and their shares were converted into shares of Class A Common Stock in connection with the Distribution. The Reporting Person and the Separately Filing Group Members may be deemed to have become beneficial owners of the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock received in the Distribution, pursuant to Section 13(d) of the Act and Rule 13d-1(a) thereunder, resulting in the obligation to file this Schedule 13D. It is the understanding of the Reporting Person that the Separately Filing Group Members are filing separate Schedule 13Ds pursuant to Rule 13d-1(k)(2) under the Act with respect to the shares of Common Stock beneficially owned by the Separately Filing Group Members.

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Item 1.	Security and Issuer

This Schedule 13D relates to the Class A Common Stock, $0.01 par value per share, of the Issuer. The address of the principal executive office of the Issuer is 71 South Wacker Drive, 12th Floor, Chicago, Illinois 60606.

Item 2.	Identity and Background

(a)-(c) This Schedule 13D is being filed by CIBC Trust Company (Bahamas) Limited (the “Reporting Person”), solely in the capacity as trustee of the non-U.S. situs trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, listed on Appendix A (the “Non-U.S. Situs Trusts”).

The address of the principal business and principal office of the Reporting Person is Goodman’s Bay Corporate Center, West Bay Street, P.O. Box N-3933, Nassau, Bahamas. The Reporting Person is principally engaged in the business of investing the assets of the trusts for the benefit of the beneficiaries of such trusts.

Certain of the shares beneficially owned by the Reporting Person are held indirectly by Bombay Hotel Corporation, a Cayman Islands corporation, and CPC, Inc., a Bahamian international business company (collectively, the “Controlled Subsidiaries”), both of which are wholly-owned by the Reporting Person. The Controlled Subsidiaries may be deemed to have voting and dispositive power with regard to the shares, notwithstanding that the Controlled Subsidiaries are wholly-owned by the Reporting Person and that the directors and executive officers of the Controlled Subsidiaries are affiliates of the Reporting Person. The Controlled Subsidiaries exist to hold certain investments of the Reporting Person.

The address of the principal business and principal office of CPC, Inc. is c/o CIBC Trust Company (Bahamas) Limited, Goodman’s Bay Corporate Centre, West Bay Street, Ground Floor, P.O. Box N-3933, Nassau, Bahamas. The directors of CPC, Inc. are Corporate Associates Limited, a Bahamian international business company, and Commerce Services Limited, a Bahamian international business company. Both Corporate Associates Limited and Commerce Services Limited are wholly-owned subsidiaries of CIBC Trust Company (Bahamas) Limited. The executive officer of CPC, Inc. is Commerce Services Limited, which serves as Secretary.

The address of the principal business and principal office of Bombay Hotel Corporation is c/o CIBC Bank & Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive, P.O. Box 694GT, George Town, Grand Cayman. The directors of Bombay Hotel Corporation are M.F.B. Gillooly, Esme Watler-Hydes, and Michael Halsey. The executive officer of Bombay Hotel Corporation is Commerce Advisory Services Limited, which serves as Secretary.

The Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of the Reporting Person and the other persons referred to on Schedule B attached to this Schedule 13D (the “Separately Filing Group Members”). It is the understanding of the Reporting Person that the Separately Filing Group Members are filing separate Schedule 13Ds pursuant to Rule 13d-1(k)(2) under the Act. Schedule B attached to this Schedule 13D sets forth certain information concerning the Separately Filing Group Members, which information is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members.

(d) During the last five years, neither the Reporting Person nor any of the directors or executive officers of the Controlled Companies have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, neither the Reporting Person nor any of the directors or executive officers of the Controlled Companies have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration

On August 17, 2010, IHE distributed, in the aggregate, 23,765,141 shares of Class B Common Stock to the Reporting Person, certain of the Separately Filing Group Members and certain other persons. Subsequently, the Reporting Person and certain other members of IHE allocated or distributed, in the aggregate, 18,025,104 shares of Class B Common Stock previously held by IHE and its subsidiaries to certain of the Separately Filing Group Members and certain other persons. As a result of the Distribution, the Reporting Person may be deemed to have become the beneficial owner of the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock received in the Distribution, pursuant to Section 13(d) of the Act and Rule 13d-1(a) thereunder. No funds or other consideration were used by the Reporting Person to acquire the shares of Common Stock in the Distribution.

CUSIP No. 448579102	13D	Page 6 of 17 Pages

Item 4.	Purpose of Transaction

The Reporting Person acquired the shares of Class B Common Stock in the Distribution, which was completed on August 17, 2010. The Reporting Person executed joinders to, and thereby became subject to the provisions of, the agreements described in Item 6 below. The Distribution to the Reporting Person qualified as a “Permitted Transfer” for purposes of the Issuer’s Amended and Restated Certificate of Incorporation and, accordingly, the shares of Class B Common Stock distributed to the Reporting Person remained shares of Class B Common Stock following the Distribution.

The Reporting Person holds its shares of Common Stock for investment purposes. Pursuant to the agreements described in Item 6 below, the shares of Common Stock held by the Reporting Person are currently required to be voted consistent with the recommendations of the board of directors of the Issuer with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three independent directors or, in the case of transactions involving the Issuer and an affiliate, assuming agreement of all of such minimum of three independent directors) and are subject to certain transfer and various other restrictions. The Reporting Person expects to routinely monitor the performance of its investment in the Issuer. In this regard, the Reporting Person expects to evaluate on a periodic basis the Issuer’s business, financial condition and results of operation, as well as other factors that may be relevant to its investment in the Issuer. In addition, the Reporting Person may seek the views of, hold active discussions with and respond to inquiries from representatives of the Issuer, the Separately Filing Group Members and other persons regarding the Issuer. Subject to its obligations under the agreements described in Item 6 below, the Reporting Person may, at any time and from time to time, purchase additional shares of Common Stock or dispose of any shares of Common Stock held by it. Any additional shares of Common Stock acquired by the Reporting Person will be subject to the agreements described in Item 6 below, for so long as those agreements remain in effect.

Except as described in this Item 4, the Reporting Person currently has no plans or proposals that relate to or would result in any transaction, event or action set forth in subsections (a) through (j) of Item 4 of Schedule 13D. The Reporting Person reserves the right to formulate plans or make proposals, and take such action with respect thereto, including any or all of the items set forth in subsections (a) through (j) of Item 4 of Schedule 13D and any other actions, as it may determine.

CUSIP No. 448579102	13D	Page 7 of 17 Pages

Item 5.	Interest in Securities of the Issuer

(a)-(b) As of the date hereof, the Reporting Person may be deemed to be the beneficial owner of 4,698,863 shares of Class A Common Stock, issuable upon conversion of 4,698,863 shares of Class B Common Stock beneficially owned by the Reporting Person. The number of shares of Class B Common Stock beneficially owned by the Reporting Person represents 3.6% of the total number of shares of Class B Common Stock outstanding. The number of shares of Common Stock beneficially owned by the Reporting Person represents 2.7% of the total number of shares of Common Stock outstanding and 3.5% of the total voting power of the shares of Common Stock outstanding, voting together as a single class, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

Schedule A sets forth, as of the date hereof, the number of shares and percentage of the Class A Common Stock outstanding, the number of shares and percentage of the Class B Common Stock outstanding, the percentage of the total number of shares of Common Stock outstanding, and the percentage of the total voting power of the shares of Common Stock outstanding, voting together as a single class, represented by the shares beneficially owned by the Reporting Person. Certain of the shares beneficially owned by the Reporting Persons are held indirectly by the Controlled Subsidiaries. The Controlled Subsidiaries may be deemed to have voting and dispositive power with regard to the shares, notwithstanding that the Controlled Subsidiaries are wholly-owned by the Reporting Person and that the directors and executive officers of the Controlled Subsidiaries are affiliates of the Reporting Person.

Based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members, as set forth in Schedule B described below, as of the date hereof, the Pritzker Family Group in the aggregate may be deemed to be the beneficial owners of 10,121 shares of currently issued Class A Common Stock and 104,353,914 shares of Class A Common Stock issuable upon conversion of 104,353,914 shares of Class B Common Stock beneficially owned by the Pritzker Family Group. The number of shares of Class A Common Stock beneficially owned by the Pritzker Family Group and currently issued represents less than 0.1% of the total number of shares of Class A Common Stock outstanding, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. The number of shares of Class B Common Stock beneficially owned by the Pritzker Family Group represents 80.6% of the total number of shares of Class B Common Stock outstanding. The number of shares of Common Stock beneficially owned by the Pritzker Family Group represents 60.0% of the total number of shares of Common Stock outstanding and 77.9% of the total voting power of the shares of Common Stock outstanding, voting together as a single class, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

Schedule B sets forth, as of the date hereof, the number of shares and percentage of the Class A Common Stock outstanding, the number of shares and percentage of the Class B Common Stock outstanding, the percentage of the total number of shares of Common Stock outstanding, and the percentage of the total voting power of the shares of Common Stock outstanding, voting together as a single class, represented by the shares beneficially owned by each Separately Filing Group Member. All such information is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members.

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All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution. The information set forth in this Schedule 13D, including Schedule A and Schedule B hereto, with respect to the percentage of shares of Class A Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. The information with respect to the percentage of shares of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The information shown with respect to the percentage of total Common Stock beneficially owned is based on 173,922,706 shares of Common Stock outstanding as of July 31, 2010. The information with respect to the percentage of total voting power is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted, and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock. With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share.

The Reporting Person disclaims beneficial ownership of the shares held by any of the Separately Filing Group Members. The filing of this Schedule 13D shall not be construed as an admission that the Reporting Person is, for purposes of Section 13(d) of the Act or otherwise, the beneficial owner of shares held by any of the Separately Filing Group Members.

(c) On August 17, 2010, IHE distributed, in the aggregate, 23,765,141 shares of Class B Common Stock to the Reporting Person and certain other persons. Subsequently, certain members of IHE, including the Reporting Person, distributed, in the aggregate, 18,025,104 shares of Class B Common Stock previously held by IHE and its subsidiaries to certain of the Separately Filing Group Members and certain other persons. See the Explanatory Note above for a description of the Distribution.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 448579102	13D	Page 9 of 17 Pages

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The Reporting Person, together with certain other members of the Pritzker Family Group, are parties to the Foreign Global Hyatt Agreement (as defined below) and the 2009 Registration Rights Agreement (as defined below) relating to the Common Stock of the Issuer.

Amended and Restated Foreign Global Hyatt Agreement

On October 1, 2009, the adult beneficiaries of the Non-U.S. Situs Trusts entered into the Amended and Restated Foreign Global Hyatt Agreement (the “Foreign Global Hyatt Agreement”) pursuant to which they agreed to, among other things, certain voting agreements and limitations on the sale of shares of the Common Stock. The adult beneficiaries informed CIBC, in its capacity as trustee of such Non-U.S. Situs Trusts, of their agreement and expressed their desire that the trustee act in accordance with the provisions of the Foreign Global Hyatt Agreement. CIBC, in its capacity as trustee of the Non-U.S. Situs Trusts, has joined the Foreign Global Hyatt Agreement. Contemporaneous with the Distribution, certain of the Separately Filing Group Members executed joinders to, and thereby became subject to the provisions of, the Foreign Global Hyatt Agreement.

The parties to the Foreign Global Hyatt Agreement agreed that until the later to occur of (i) January 1, 2015 and (ii) the date upon which more than 75% of the Issuer’s fully diluted shares of Common Stock is owned by persons other than Pritzker family members and spouses (including any U.S. or non-U.S. situs trusts for the current or future, direct or indirect, vested or contingent, benefit of Pritzker family members and spouses) (the “Lock-Up Expiration Date”), all Pritzkers (as defined in the Foreign Global Hyatt Agreement) (and their successors in interest, if applicable), but not the transferees by sale (other than Pritzkers who purchase directly from other Pritzkers), will vote (or cause to be voted) all of the voting securities held directly or indirectly by them consistent with the recommendations of the board of directors of the Issuer with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three independent directors (excluding for such purposes any Pritzker) or, in the case of transactions involving the Issuer and an affiliate, assuming agreement of all of such minimum of three independent directors (excluding for such purposes any Pritzker)). All Pritzkers have agreed to cast and submit by proxy to the Issuer their votes in a manner consistent with the foregoing voting agreement at least five business days prior to the scheduled date of the annual or special meeting of stockholders, as applicable.

In addition, the parties to the Foreign Global Hyatt Agreement agreed that until the Lock-Up Expiration Date, all Pritzker family members and spouses (including trusts for the current or future, direct or indirect, vested or contingent, benefit of any Pritzker family members and spouses and/or affiliates of any thereof) in a “beneficiary group” (including trusts only to the extent of the then current benefit of members of such beneficiary group) may sell up to 25% of their aggregate holdings of the Common Stock, measured as of November 4, 2009, in each 12-month period following November 4, 2009 (without carry-overs), and shall not sell more than such amount during any such period. Upon the unanimous affirmative vote of the independent directors of the Issuer (excluding for such purposes any Pritzker), such 25% limitation may, with respect to each such 12-month period, be increased to a higher percentage or waived entirely. As a result of the sales of shares of Common Stock by certain U.S. situs trusts in the initial

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public offering of the Class A Common Stock, no additional shares of Common Stock may be sold prior to November 5, 2010 without the further unanimous affirmative vote of the independent directors of the Issuer. Sales of the Common Stock between and among Pritzkers is permitted without regard to the sale restrictions described above and such sales are not counted against the 25% sale limitation. All shares of the Common Stock owned directly or indirectly by each beneficiary group (including trusts only to the extent of the then current benefit of members of such beneficiary group) are freely pledgeable to an institutional lender and such institutional lender will not be subject to the sale restrictions described above upon default and foreclosure.

The Foreign Global Hyatt Agreement may be amended, modified, supplemented or restated by the written agreement of 75% of the adult beneficiaries named below and a majority of the other adult beneficiaries party to the agreement. Each of Thomas J. Pritzker, Nicholas J. Pritzker, James N. Pritzker, John A. Pritzker, Linda Pritzker, Karen L. Pritzker, Penny Pritzker, Daniel F. Pritzker, Anthony N. Pritzker, Gigi Pritzker Pucker and Jay Robert Pritzker, and their respective lineal descendants and current spouse, if relevant, make up a “beneficiary group.”

Disputes that relate to the subject matter of the Foreign Global Hyatt Agreement are subject to arbitration pursuant to the terms of the agreement. The exclusive requirement to arbitrate under the Foreign Global Hyatt Agreement does not apply with respect to the manner in which Issuer’s operations are conducted to the extent the parties (in their capacities as stockholders) and non-Pritzker public stockholders are affected comparably; provided, however, that a party may participate in and benefit from any shareholder litigation initiated by a non-party to the agreement. A party to the agreement may not solicit others to initiate or be a named plaintiff in such litigation (i) unless two thirds of the independent directors (excluding for such purposes any Pritzker) on the board of directors of the Issuer (consisting of at least three independent directors) do not vote in favor of the matter that is the subject of the litigation or (ii) in the case of affiliated transactions reviewed by the board of directors of the Issuer, unless at least one independent director (excluding for such purposes any Pritzker) did not approve the transaction.

The summary of the Foreign Global Hyatt Agreement contained in this Item 6 is qualified in its entirety by reference to the Foreign Global Hyatt Agreement, which is filed as Exhibit 1 hereto and incorporated herein by reference.

Registration Rights Agreement

The Reporting Person and the Separately Filing Group Members are party to, or entitled to rights under, a Registration Rights Agreement, dated as of October 12, 2009, among the Issuer and the domestic and foreign Pritzker stockholders party thereto (the “2009 Registration Rights Agreement”). Pursuant to the 2009 Registration Rights Agreement, the Issuer granted registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock to holders of 104,893,502 shares of the Class B Common Stock. Only shares of Class A Common Stock may be registered pursuant to the terms of the 2009 Registration Rights Agreement.

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Demand Registration Rights

The Reporting Person is entitled to certain demand registration rights under the 2009 Registration Rights Agreement. Specifically, the Reporting Person and the Separately Filing Group Members may request that the Issuer register all or a portion of their shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the Securities Act of 1933 (the “Securities Act”) if the anticipated aggregate offering amount of such shares of Class A Common Stock exceeds a specified amount and the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their Common Stock under the applicable lock-up provisions contained in the Foreign Global Hyatt Agreement and certain other agreements to which the Separately Filing Group Members are party, and the Issuer is not otherwise prohibited from filing such registration statement under that certain Registration Rights Agreement, dated as of August 28, 2007, by and among the Issuer and certain other parties thereto (the “2007 Registration Rights Agreement”).

Form S-3 Demand Registration Rights

The Reporting Person is entitled to certain Form S-3 demand registration rights under the 2009 Registration Rights Agreement. Commencing on the date that the Issuer becomes eligible to register securities issued on Form S-3, the Reporting Person and the Separately Filing Group Members holding the requisite amount of Common Stock may request that the Issuer register all or a portion of their shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the Securities Act if the anticipated aggregate offering amount of such shares of Class A Common Stock exceeds a specified amount and the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their Common Stock under the applicable lock-up provisions contained in the Foreign Global Hyatt Agreement and certain other agreements to which the Separately Filing Group Members are party, and the Issuer is not otherwise prohibited from filing such registration statement under the 2007 Registration Rights Agreement.

Under the 2009 Registration Rights Agreement, the Issuer is not required to effect a demand registration or a Form S-3 demand registration within 180 days after the effective date of a registration statement related to a previous demand or Form S-3 demand registration. In addition, once every twelve months, the Issuer may postpone for up to 120 days the filing or the effectiveness of a registration statement for a demand or a Form S-3 demand registration in certain circumstances described in the 2009 Registration Rights Agreement.

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Shelf Registration Rights

The Reporting Person is entitled to certain “shelf” registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the 2009 Registration Rights Agreement.

Piggyback Registration Rights

The Reporting Person is entitled to certain “piggyback” registration rights with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under the 2009 Registration Rights Agreement.

The demand, Form S-3 demand and piggyback registration rights are subject to customary restrictions such as blackout periods and limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

The summary of the 2009 Registration Rights Agreement contained in this Item 6 is qualified in its entirety by reference to the 2009 Registration Rights Agreement, which is filed as Exhibit 2 hereto and incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

Exhibit 1	Amended and Restated Foreign Global Hyatt Agreement, dated as of October 1, 2009, by and among each of the signatories thereto.

Exhibit 2	Hyatt Hotels Corporation Registration Rights Agreement, dated as of October 12, 2009, by and among each of the signatories thereto (incorporated by reference to Exhibit 4.5 to Amendment 3 to the Form S-1 Registration Statement filed by Hyatt Hotels Corporation on October 15, 2009).

Exhibit 3	Secretary’s Certificate of CIBC Trust Company (Bahamas) Limited evidencing authority of the signatories to sign and file Schedule 13Ds and related documents on behalf of CIBC Trust Company (Bahamas) Limited

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 26th, 2010

Non-U.S. Situs Trusts

CIBC Trust Company (Bahamas) Limited, solely as trustee of the Non-U.S. Situs Trusts listed on Appendix A.

By:	/s/ Schevon Miller
Schevon Miller
Authorized Signatory*

By:	/s/ Carlis E. Chisholm
Carlis E. Chisholm
Authorized Signatory*

*A Secretary’s Certificate evidencing the authority of such persons to sign and file this Schedule 13D on behalf of CIBC Trust Company (Bahamas) Limited is filed as Exhibit 3 to this Schedule 13D.

[Signature Page to Schedule 13D]

CUSIP No. 448579102	13D	Page 14 of 17 Pages

Appendix A

Non-U.S. Situs Trusts

Name of Trust	Jurisd. of Org.
RP 1740 #17 Apex Trust	Bahamas
Settlement 1740 Trust #14	Bahamas
Settlement 1740 Trust #15	Bahamas
Settlement 1740 Trust #22	Bahamas
Settlement 1740 Trust #23	Bahamas
Settlement 1740 Trust #24	Bahamas
Settlement 1740 Trust #25	Bahamas
Settlement 1740 Trust #26A	Bahamas
Settlement 1740 Trust #26B	Bahamas
Settlement 1740 Trust #26C	Bahamas
Settlement 1740 Trust #26D	Bahamas
Settlement 1740 Trust #27	Bahamas
Settlement 1740 Trust #28	Bahamas
Settlement 1740 Trust #29	Bahamas
Settlement 1740 Trust #30	Bahamas
Settlement 1740 Trust #31	Bahamas
Settlement 1740 Trust #32	Bahamas
Settlement 1740 Trust #33	Bahamas
Settlement 1740 Trust #34	Bahamas
Settlement 1740 Trust #35	Bahamas
Settlement 1740 Trust #36	Bahamas
Settlement 1740 Trust #37	Bahamas
Settlement 1740 Trust #38	Bahamas
Settlement 1740 Trust #39	Bahamas
Settlement 1740 Trust #40	Bahamas
Settlement T-2043	Bahamas
Settlement T-551-1	Bahamas
Settlement T-551-2	Bahamas
Settlement T-551-3	Bahamas
Settlement T-551-4	Bahamas
Settlement T-551-5	Bahamas
Settlement T-551-6	Bahamas
Settlement T-551-7	Bahamas
Settlement T-551-10	Bahamas
Settlement T-551-11	Bahamas
Settlement T-551-12	Bahamas
Settlement T-577	Bahamas
Settlement T-2390-A	Bahamas
Settlement T-2390-B	Bahamas
Settlement T-2390-C	Bahamas

CUSIP No. 448579102	13D	Page 15 of 17 Pages

Schedule A

Certain Information Regarding the

Reporting Person1

	Class A Common Stock[2]		Class B Common Stock[3]		% of Total Common Stock[4]	% of Total Voting Power[5]
Name of Beneficial Owner	Shares	% of Class A	Shares	% of Class B
CIBC Trust Company (Bahamas) Limited, solely in the capacity as trustee of each of the separate Non-U.S. Situs Trusts listed on Appendix A.	—	—	4,698,863	3.6%	2.7%	3.5%

[1]

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution.

[2]

The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 44,456,706 shares of the Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[3]

The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[4]

The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[5]

With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

CUSIP No. 448579102	13D	Page 16 of 17 Pages

Schedule B

Certain Information Regarding the

Separately Filing Group Members1

	Class A Common Stock[2]		Class B Common Stock[3]		% of Total Common Stock[4]	% of Total Voting Power[5]
Separately Filing Group Member	Shares	% of Class A	Shares	% of Class B
Co-Trustees of the U.S. Situs Trusts[6]	—	—	5,149,874	4.0%	3.0%	3.8%
Trustee of the Non-U.S. Situs Trusts	—	—	4,698,863	3.6%	2.7%	3.5%
Trustees of the Thomas J. Pritzker Family Trusts and Other Reporting Persons[7]	—	—	14,050,003	10.9%	8.1%	10.5%
Trustees of the Nicholas J. Pritzker Family Trusts and Other Reporting Persons[8]	—	—	5,846,633	4.5%	3.4%	4.4%
Trustees of the James N. Pritzker Family Trusts and Other Reporting Persons[9]	8,470	*	7,055,432	5.4%	4.1%	5.3%
Trustees of the John A. Pritzker Family Trusts[10]	—	—	—	—	—	—
Trustees of the Linda Pritzker Family Trusts and Other Reporting Persons[11]	—	—	7,262,534	5.6%	4.2%	5.4%
Trustees of the Karen L. Pritzker Family Trusts[12]	—	—	8,584,104	6.6%	4.9%	6.4%
Trustees of the Penny Pritzker Family Trusts and Other Reporting Persons[13]	1,651	*	8,731,294	6.7%	5.0%	6.5%
Trustees of the Daniel F. Pritzker Family Trusts[14]	—	—	10,001,457	7.7%	5.8%	7.5%
Trustees of the Anthony N. Pritzker Family Trusts[15]	—	—	9,524,762	7.4%	5.5%	7.1%
Trustees of the Gigi Pritzker Pucker Family Trusts and Other Reporting Persons[16]	—	—	13,611,778	10.5%	7.8%	10.2%
Trustees of the Jay Robert Pritzker Family Trusts[17]	—	—	9,316,593	7.2%	5.4%	7.0%
Trustee of the Richard Pritzker Family Trusts[18]	—	—	520,587	0.4%	0.3%	0.4%
Pritzker Family Group Totals	10,121	*	104,353,914	80.6%	60.0%	77.9%

*	Less than 1% beneficial ownership
[1]

All references to the number of shares outstanding are as of July 31, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as adjusted to account for 539,588 shares of Class B Common Stock that were converted into shares of Class A Common Stock in connection with the Distribution.

[2]

The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 44,456,706 shares of the Class A Common Stock outstanding as of July 31, 2010, as adjusted, assuming that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[3]

The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[4]

The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock outstanding as of July 31, 2010, as adjusted.

[5]

With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of July 31, 2010, as adjusted, which is comprised of 44,456,706 shares of Class A Common Stock and 129,466,000 shares of Class B Common Stock and assumes that no outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

[6]

See the Schedule 13D filed on August 26, 2010 by Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as co-trustees of the U.S. Situs Trusts listed on Appendix A to the Schedule 13D, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[7]

See the Schedule 13D filed on August 26, 2010 by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[8]

See the Schedule 13D filed on August 26, 2010 by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[9]

See the Schedule 13D filed on August 26, 2010 by Charles E. Dobrusin and Harry B. Rosenberg, not individually, but solely as co-trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[10]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[11]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

CUSIP No. 448579102	13D	Page 17 of 17 Pages

[12]

See the Schedule 13D filed on August 26, 2010 by Walter W. Simmers, Andrew D. Wingate and Lucinda Falk, not individually, but solely as co-trustees for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[13]

See the Schedule 13D filed on August 26, 2010 by John Kevin Poorman, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[14]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[15]

See the Schedule 13D filed on August 26, 2010 by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[16]

See the Schedule 13D filed on August 26, 2010 by Gigi Pritzker Pucker and Edward W. Rabin, not individually, but solely as trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein on, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[17]

See the Schedule 13D filed on August 26, 2010 by Thomas J. Muenster, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

[18]

See the Schedule 13D filed on August 26, 2010 by CIBC Trust Company (Bahamas) Limited, solely as trustee of the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

Exhibit 1

EXECUTION COPY

AMENDED AND RESTATED FOREIGN GLOBAL HYATT AGREEMENT

Amended and Restated Foreign Global Hyatt Agreement (this “Agreement”), dated as of October 1, 2009, by and among each of the signatories hereto (each, an “Adult Beneficiary” and, collectively, the “Adult Beneficiaries”). Each beneficiary of a Hyatt Owning Trust who attains the age of 18 following the date hereof and executes a Joinder shall also be deemed to be an “Adult Beneficiary” for purposes of this Agreement.

WHEREAS, the Adult Beneficiaries are party to the Foreign Global Hyatt Agreement dated as of March 12, 2008 (the “Original Agreement”) and have determined that it is in their collective best interests to amend and restate the Original Agreement in its entirety;

WHEREAS, the Trustee is the trustee of each of the non-United States situs trusts for the benefit of descendants of Nicholas J. Pritzker, deceased, identified on Exhibit A hereto (collectively, the “Hyatt Owning Trusts”);

WHEREAS, the Adult Beneficiaries are current and/or contingent beneficiaries of the Hyatt Owning Trusts who have reached the age of eighteen years;

WHEREAS, the Hyatt Owning Trusts are indirect owners of common equity interests in Hyatt Hotels Corporation, a Delaware corporation (“Hyatt”);

WHEREAS, in the context of the creation of liquidity, the Adult Beneficiaries have determined that it would be in their collective best interests if the Trustee caused an overall business plan to be effectuated with respect to the Hyatt Owning Trusts’ interests in Hyatt and, accordingly, desire that the Trustee seek to cause the creation of a liquid market for the common equity securities in Hyatt through an initial public offering of the common stock (“Hyatt Common Stock”) of Hyatt registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and anticipated to be listed on the New York Stock Exchange (the “IPO”);

WHEREAS, the Board of Directors and stockholders of Hyatt have approved an Amended and Restated Certificate of Incorporation (the “A/R COI”), which will become effective prior to the consummation of the IPO and provides, among other things, for the authorization of, and the reclassification of issued and outstanding shares of common stock of Hyatt into Class A common stock entitled to one vote per share (“Class A Common Stock”) and Class B common stock entitled to ten votes per share (“Class B Common Stock”) as specified in the A/R COI;

WHEREAS, it is anticipated that in connection with the IPO, the Class A Common Stock will be registered under the Exchange Act and listed on the New York Stock Exchange and shall constitute Hyatt Common Stock for all purposes hereunder; and

WHEREAS, in order to facilitate the consummation of the IPO, the Adult Beneficiaries find it to be in the best interests of all of the parties hereto to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree to amend and restate the Original Agreement as follows:

ARTICLE I

Term of Agreement

Section 1.1 Effective Time. This Agreement and the obligations of the parties hereto shall become effective for all purposes and respects as of the time the registration statement with respect to the IPO is declared effective by the Securities and Exchange Commission (the “Effective Time”); provided, that, if the IPO is not consummated within ten business days of the Effective Time, this Agreement shall automatically terminate and be deemed never to have had any force or effect.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties. Each of the parties signatory hereto hereby represents and warrants to each other party signatory hereto as follows:

(a) Such party has the full power, right and legal capacity to enter into this Agreement and to perform, observe and comply with all of such party’s agreements and obligations hereunder.

(b) This Agreement has been duly and validly executed by such party and, upon delivery thereof by such party, will constitute a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by such party in compliance with the terms and provisions hereof will not, to the best of such party’s knowledge, conflict with, result in a breach of, or constitute a violation or default of or give any third party the right to terminate, accelerate or modify any obligation under, (i) any material agreement or other document or instrument to which such party is bound or affected or (ii) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such party is bound or affected.

(d) Except as otherwise provided in or contemplated by this Agreement and except for any consent, approval, authorization, order, registration, qualification or notice required by gaming or other regulatory authorities, no consent, approval, authorization or order of, or registration or qualification with, or notice to any governmental authority or other Person is required by such party to enter into this Agreement.

ARTICLE III

Voting Agreement; Disposition of Securities

Section 3.1 IPO. At the Effective Time, and provided that Hyatt Common Stock continues to be Public, the beneficiaries of the Hyatt Owning Trusts shall (and agree that the Pritzkers shall and desire that the Trustee shall) act in accordance with the following provisions as to any shares of Hyatt Common Stock that the Pritzkers directly or indirectly own (and the Adult Beneficiaries shall inform the Trustee thereof):

(a) Until the later to occur of (i) January 1, 2015 and (ii) that date upon which more than 75% of the FD Stock is owned by Persons other than Pritzkers and Domestic Pritzkers, all Pritzkers and Domestic Pritzkers in a Beneficiary Group (including trusts only to the extent of the then current benefit of members of such Beneficiary Group) will be free to sell up to 25% of their aggregate holdings of Hyatt, measured as of the Effective Time, in each 12 month period following the Effective Time (without carry-overs), and shall not sell more than such amount during any such period; provided, however, upon the unanimous affirmative vote of the Independent directors of Hyatt, such 25% limitation may, with respect to such 12 month period, be increased to a higher percentage or waived entirely and provided further, that sales of Hyatt Common Stock, including Class A Common Stock and Class B Common Stock, between and among Pritzkers and/or Domestic Pritzkers shall be permitted without regard to the sale restrictions in this Section 3.1(a), and such sales shall not be counted against the 25% limitation described herein.

(b) Notwithstanding anything to the contrary contained herein or contained in any other agreement among the parties hereto, all the shares in Hyatt owned directly or indirectly by each Beneficiary Group (including trusts only to the extent of the then current benefit of members of such Beneficiary Group) will be freely pledgeable to an institutional lender (commercial bank, insurance company, brokerage or the like), which institutional lender will not be subject to sale restrictions upon default and foreclosure.

(c) Until the later to occur of (i) January 1, 2015 and (ii) that date upon which more than 75% of the FD Stock is owned by Persons other than Pritzkers and Domestic Pritzkers, all Pritzkers (and their successors in interest, if applicable), but not the transferees by sale (other than Pritzkers or Domestic Pritzkers who purchase directly from other Pritzkers or Domestic Pritzkers) or by, or following, foreclosures as aforesaid, will vote (or cause to be voted) all of the voting securities of Hyatt (and successor Companies) held directly or indirectly by them consistent with the recommendations of the board of directors of Hyatt with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three Independent directors or, in the case of transactions involving Hyatt and an Affiliate thereof, assuming agreement of all of such minimum of three Independent directors). All Pritzkers will cast and submit by proxy to Hyatt their votes in a manner consistent with this Section 3.1(c) at least five business days prior to the scheduled date of the Annual or Special Meeting of stockholders of Hyatt, as applicable.

(d) After the Trustee has notified the Current Adult Beneficiaries of its intention to distribute Hyatt Common Stock and has commenced consultation with them as to the structure of such distribution, no Current Adult Beneficiary shall, until the earlier of (i) six months from the date of such notification and (ii) the date of distribution of such Hyatt Common Stock, acquire either directly, or indirectly for his exclusive benefit, any “derivative securities” (as defined in Rule 16a-1(c) of the Exchange Act) with respect to such Hyatt Common Stock. The Adult Beneficiaries hereby acknowledge and agree that it is in the best interests of the Adult Beneficiaries for the Trustee to distribute Hyatt stock from the Ancestor Trusts as soon as practicable following the Effective Time and, accordingly, shall inform the Trustee that it is the

Adult Beneficiaries’ desire that the Trustee distribute such stock in consultation with the Adult Beneficiaries as soon as practicable following the Effective Time subject to the underwriter’s 180-day “lock-up” agreement related to the IPO to which such stock is subject.

ARTICLE IV

Arbitration

Section 4.1 Scope of Arbitration.

(a) Except as otherwise expressly provided in this Agreement, disputes between or among any of the parties hereto, and/or disputes between or among any of the parties hereto and any Person who has executed a Joinder (to the extent any such disputes among the parties and/or among the parties and Persons who executed Joinders relate directly to the subject matter of this Agreement), shall be determined solely and exclusively by arbitration in accordance with this Article IV, which shall be broadly construed in favor of arbitrability of all such disputes.

(b) In any arbitration, this Agreement and all other documentation determined by the Arbitrator to be relevant shall be admissible in evidence. In deciding any issue submitted to arbitration, the Arbitrator (as defined below) shall consider the rights, powers and obligations of the Trustee (or its predecessor) in light of this Agreement, the relevant trust instruments, the laws specified in Section 6.5 and the laws of the place of arbitration to the extent necessary to render the arbitral award valid and enforceable.

Section 4.2 Rules; Location.

(a) Except as otherwise provided herein, the Commercial Arbitration Rules of the American Arbitration Association in effect as of the Effective Time shall govern any arbitration hereunder, but such arbitration shall not be conducted under the auspices of the American Arbitration Association.

(b) All arbitrations shall be held in such place outside the United States as the Arbitrator selects after giving due regard to (i) the parties’ desire to maintain, to the maximum extent possible, the confidentiality of all arbitration proceedings commenced hereunder, all demands, pleadings, briefs or other documents relating to such proceedings and any decisions or awards of the Arbitrator and (ii) the ability of a court with jurisdiction over the parties to compel arbitration in such place and enforce any award resulting therefrom.

Section 4.3 Arbitrator.

(a) All arbitrations will be before a single arbitrator (the “Arbitrator”), who shall be the arbitrator selected pursuant to Section 4.3 of the Domestic Global Hyatt Agreement.

(b) All parties to this Agreement and their counsel, Joined Agents and other representatives will refrain from all ex parte contacts with the Arbitrator.

Section 4.4 Demand for and Action to Compel Arbitration.

(a) To demand arbitration hereunder, the party seeking arbitration shall be required to deliver written notice to the Arbitrator (when and if available) and all parties in respect of whom arbitration is sought, specifying in reasonable detail the issue or issues to be arbitrated. Upon receipt of such notice, the Arbitrator shall commence, conduct and conclude all proceedings within a reasonable time. Notwithstanding anything to the contrary contained in this Agreement, no party may demand arbitration subsequent to the date that is ninety (90) days following the date upon which the voting agreement set forth in Article III hereof expires by its terms.

(b) Nothing herein shall be deemed to impair the right of any party to seek an order of any court of competent jurisdiction compelling arbitration or in aid of the jurisdiction of the Arbitrator.

Section 4.5 Confidentiality.

(a) Except as may be required by applicable law and for communications among the parties to this Agreement and their respective counsel (and Persons retained by counsel for the purpose of assisting in any proceeding, who shall agree to be bound by a reasonable confidentiality agreement), all arbitration proceedings commenced hereunder, and all demands, pleadings, briefs or other documents relating to such proceedings, as well as any decisions or awards of the Arbitrator (except insofar as may be necessary to obtain judicial confirmation and/or enforcement of such decision or award), shall be completely and permanently confidential and shall not be communicated to third parties, and the Arbitrator will so order.

(b) Any party initiating judicial proceedings to compel arbitration or to confirm an award of the Arbitrator shall in good faith seek an order providing for the filing of all pleadings and arbitration documents under seal and all of the parties shall agree thereto.

(c) No tape or electronic recording or transcripts of arbitration proceedings shall be retained by any party after the completion of the arbitration proceeding; provided, however, that the Arbitrator (and any successor Arbitrators) may retain such records as he deems useful to the discharge of his duties hereunder and the Arbitrator may make any recordings or transcripts available upon request of a party to a subsequent arbitration pursuant to this Article (and solely for use in such subsequent arbitration) at his discretion and upon terms and conditions the Arbitrator deems appropriate.

Section 4.6 Discovery and Conduct of Hearing.

(a) The parties to any arbitration hereunder shall be entitled to such pre-hearing discovery, if any, as may be determined by the Arbitrator.

(b) In conducting the arbitration, the Arbitrator may act in summary fashion, upon submission of papers, or in plenary fashion, in his discretion.

Section 4.7 Form of Award; Remedies; Confirmation.

(a) An award of the Arbitrator shall be in writing and signed by him, shall not include findings of fact, conclusions of law, or other matters of opinion, shall state as briefly as possible the determination of the issue or issues submitted; provided, however, that the Arbitrator may make findings of fact and/or conclusions of law if and to the extent necessary to render the award valid and enforceable. The Arbitrator’s award shall be final and binding on the parties to this Agreement in all respects and for all purposes (without any right of appeal).

(b) Except as may otherwise be provided herein, the Arbitrator shall be authorized to award any form of relief as may be appropriate, consistent with the Commercial Arbitration Rules of the American Arbitration Association, including immediate, interim and/or final equitable relief, compensatory damages, fees, costs and expenses of the arbitration proceeding and non-monetary sanctions (but not Consequential Damages, punitive damages, exemplary damages or multiple damages).

(c) A party to an arbitration shall have the right to petition a court of competent jurisdiction for an order confirming the Arbitrator’s award.

Section 4.8 Certain Arbitrations. The exclusive requirement to arbitrate hereunder shall not apply with respect to the manner in which Hyatt’s operations are conducted to the extent the parties (in their capacities as shareholders) and non-Pritzker public shareholders are affected comparably; provided, however, that a party may participate in and benefit from any shareholder litigation initiated by a non-party. A party may not solicit others to initiate or be a named plaintiff in such litigation, (i) unless two thirds of the Independent directors of a board of directors having at least three Independent directors do not vote in favor of the matter that is the subject of the litigation or (ii), in the case of affiliated transactions reviewed by Hyatt’s board of directors, unless at least one Independent director did not approve the transaction.

ARTICLE V

Definitions

Section 5.1 Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:

“Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person (the term “control” for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to act as or select the managing or general partner of a partnership, manager or managing member of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over a Person).

“Beneficiary Group” means each Current Adult Beneficiary and his/her lineal descendants and current spouse, if relevant.

“Company” means a corporation, partnership, limited liability company, association, group (as defined in Section 13(d) of the Exchange Act), proprietorship, Delaware business or similar trust or other non-corporate organization.

“Consequential Damages” means such damages as do not flow directly and immediately from the act of a party, but which arise from intervention of special circumstances not ordinarily predictable (for greater certainty, “Consequential Damages” do not include general and special, actual or compensatory damages as will compensate an injured party for the injury sustained (and nothing more)).

“Current Adult Beneficiaries” means the individuals identified on Exhibit B hereto.

“Domestic Global Hyatt Agreement” means that certain Amended and Restated Global Hyatt Agreement, dated as of October 1, 2009, by, between and among Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, not individually, but solely in their capacity as co-trustees of the Domestic Hyatt Owning Trusts, and the Adult Beneficiaries related to the Domestic Hyatt Owning Trusts’ interests in Hyatt, as the same may be amended from time to time.

“Domestic Hyatt Owning Trusts” has the meaning of the term “Hyatt Owning Trusts” under the Domestic Global Hyatt Agreement.

“Domestic Pritzkers” has the meaning of the term “Pritzkers” under the Domestic Global Hyatt Agreement.

“FD Stock” means the fully diluted shares of Hyatt Common Stock calculated with reference to the securities included in determining “Diluted EPS” in accordance with Statement of Financial Accounting Standards 128 for the purposes of US GAAP as in effect on June 30, 2009.

“Independent” means an individual who satisfies the criteria set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual as in effect at the Effective Time and is not a lineal descendant of Nicholas J. Pritzker (deceased).

“Joinder” means an instrument pursuant to which the signatory thereto becomes a party to this Agreement and assumes obligations hereunder.

“Joined Agent” means an agent or representative of an Adult Beneficiary who has executed and delivered a Joinder agreeing to be bound by Article IV; provided, however, that counsel to each of the Adult Beneficiaries shall be deemed to be a Joined Agent hereunder whether or not such counsel has executed and delivered a Joinder.

“Person” means an individual, Company and/or governmental authority.

“Pritzkers” means the Pritzker family members, who are the lineal descendants of Nicholas J. Pritzker, deceased, and spouses, any trusts for the current or future, direct or indirect, vested or contingent, benefit of any of the foregoing the situs of which is outside the United States and/or Affiliates of any thereof.

“Public”, when referring to Hyatt Common Stock, means such Hyatt Common Stock is registered pursuant to Section 12 of the Exchange Act.

“Trustee” means CIBC Trust Company (Bahamas) Limited, in its capacity as trustee of the Hyatt Owning Trusts and any successor thereto.

ARTICLE VI

Miscellaneous

Section 6.1 Interpretation. The headings and captions preceding the text of Articles and Sections included in this Agreement and the headings and captions to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement and shall be deemed to include each other gender, and the singular shall include the plural and vice versa, as the context may require. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article”, “Section” or “Exhibit” shall refer to an Article or Section of, or an Exhibit to, this Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with this Agreement or any other document or instrument of even date herewith. All references to the discretion of the Trustee shall mean the sole and absolute discretion of the Trustee. Any act by any agent of the Trustee shall be deemed to be the act of the Trustee. Upon the death or incapacity of a Current Adult Beneficiary, the vote, designation right, consent and/or agreement of such Current Adult Beneficiary may be assigned, by will or other similar instrument, to any Person, including to another Current Adult Beneficiary (it being agreed that in the absence of such assignment, such vote, designation right, consent and/or agreement shall inure per stirpes to the benefit of the issue of such Current Adult Beneficiary; provided, however, that the descendants of a Current Adult Beneficiary who have attained the age of 18 shall share equally a proxy for the voting interest of all other minor descendants of said Current Adult Beneficiary, and if all issue of said Current Adult Beneficiary shall be under the age of 18 the surviving parent of said issue shall enjoy such vote, designation right, consent and/or agreement power until any of said issue attain the age of 18).

Section 6.2 Support of Contemplated Transactions. Without limiting the right of the parties to commence an arbitration pursuant to Article IV, each of the parties will cooperate with each other party in all reasonable respects and act reasonably and in good faith in effectuating this Agreement (and no party shall provide any instruction, statement of desires or the like to the Trustee that is inconsistent with this Agreement). Each party will employ the dispute resolution provisions of Article IV only in connection with a bona fide dispute, controversy, claim or other issue concerning a substantial matter that is subject to such dispute resolution provisions.

Section 6.3 Consent of Adult Beneficiaries. Each of the Adult Beneficiaries hereby consents to the actions of the Trustee contemplated by this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Section 6.5 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND EACH OF THE EXHIBITS TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE (BUT ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF ANY RELEVANT TRUST INSTRUMENTS, THE DUTIES AND POWERS OF THE TRUSTEE OR THE RIGHTS OF THE BENEFICIARIES WITH RESPECT TO THE HYATT OWNING TRUSTS SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF). SUBJECT TO COMPLIANCE WITH ARTICLE IV, AS APPLICABLE, EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, AND CONSENTS TO VENUE IN, THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS FOR ALL PURPOSES HEREUNDER.

Section 6.6 Further Assurances. Each of the parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes and intent of this Agreement.

Section 6.7 Incorporation of Recitals. The preamble and recitals to this Agreement are hereby incorporated in this Agreement, and, by this reference, made a part hereof.

Section 6.8 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question or intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.9 Parties in Interest. This Agreement is solely for the benefit of the parties hereto and no other Persons shall be third party beneficiaries of this Agreement.

Section 6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, and successors, and each trustee of any other currently existing or hereinafter to be formed trust for the current or future, direct or indirect, vested or contingent, benefit of a beneficiary of a Hyatt Owning Trust that is the direct or indirect holder of Hyatt Common Stock. Except as provided in the last sentence of Section 6.1 hereof, no party may assign his rights or obligations under this Agreement.

Section 6.11 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

Section 6.12 Amendment and Waiver. This Agreement may not be amended, modified, supplemented or restated except by written agreement of (a) 75% of the Current Adult Beneficiaries and (b) a majority of the Adult Beneficiaries (other than the Current Adult Beneficiaries) at the time any such amendment, modification, supplement or restatement is sought, it being agreed that any of the foregoing individuals may consent or refuse to consent to the amendment, modification or supplementation of this Agreement in such individual’s sole and absolute discretion. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.13 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (including delivery by courier service), transmitted by telegram or facsimile transmission, or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses set forth on Exhibit C, or to such other address as the party to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 1, 2009.

ADULT BENEFICIARIES:

/s/ Nicholas J. Pritzker Nicholas J. Pritzker

/s/ Thomas J. Pritzker Thomas J. Pritzker

/s/ James N. Pritzker James N. Pritzker

/s/ John A. Pritzker John A. Pritzker

/s/ Linda Pritzker Linda Pritzker

/s/ Karen L. Pritzker Karen L. Pritzker

/s/ Penny Pritzker Penny Pritzker

/s/ Anthony N. Pritzker Anthony N. Pritzker

/s/ Gigi Pritzker Pucker Gigi Pritzker Pucker

/s/ Jay Robert Pritzker Jay Robert Pritzker

[Signature Page to Amended and Restated Foreign Global Hyatt Agreement]

/s/ Joseph B. Pritzker Joseph B. Pritzker

/s/ Regan Pritzker Regan Pritzker

/s/ Rachel Pritzker Hunter Rachel Pritzker Hunter

/s/ Roland Bacon Pritzker Roland Bacon Pritzker

/s/ Jason N. Pritzker Jason N. Pritzker

/s/ Benjamin T. Pritzker Benjamin T. Pritzker

/s/ Rosemary Pritzker Rosemary Pritzker

/s/ Tal Hava Pritzker Tal Hava Pritzker

/s/ Jacob N. Pritzker Jacob N. Pritzker

/s/ David T. Pritzker David T. Pritzker

/s/ Allison Pritzker Schwartz Allison Pritzker Schwartz

/s/ Adam Pritzker Adam Pritzker

/s/ Isaac Pritzker Isaac Pritzker

[Signature Page to Amended and Restated Foreign Global Hyatt Agreement]

/s/ Noah Pritzker Noah Pritzker

/s/ Dana Jean Dana Jean Pritzker Schwartz

/s/ Donald Pritzker Traubert Donald Pritzker Traubert

[Signature Page to Amended and Restated Foreign Global Hyatt Agreement]

Exhibit A

HYATT OWNING TRUSTS

Settlement T-551-1

Settlement T-551-2

Settlement T-551-3

Settlement T-551-4

Settlement T-551-5

Settlement T-551-6

Settlement T-551-7

Settlement T-551-10

Settlement T-551-11

Settlement T-551-12

Settlement 1740 Trust #14

Settlement 1740 Trust #15

RP 1740 #17 Apex Trust

Settlement 1740 Trust #22

Settlement 1740 Trust #23

Settlement 1740 Trust #24

Settlement 1740 Trust #25

Settlement 1740 Trust #26A

Settlement 1740 Trust #26B

Settlement 1740 Trust #26C

Settlement 1740 Trust #26D

Settlement 1740 Trust #27

Settlement 1740 Trust #28

Settlement 1740 Trust #29

Settlement 1740 Trust #30

Settlement 1740 Trust #31

Settlement 1740 Trust #32

Settlement 1740 Trust #33

Settlement 1740 Trust #34

Settlement 1740 Trust #35

Settlement 1740 Trust #36

Settlement 1740 Trust #37

Settlement 1740 Trust #38

Settlement 1740 Trust #39

Settlement 1740 Trust #40

Settlement T-2043

A-1

Settlement T-577

Settlement T-2390-A

Settlement T-2390-B

Settlement T-2390-C

A-2

Exhibit B

CURRENT ADULT BENEFICIARIES

Nicholas J. Pritzker

Thomas J. Pritzker

James N. Pritzker

John A. Pritzker

Linda Pritzker

Karen L. Pritzker

Penny Pritzker

Daniel F. Pritzker

Anthony N. Pritzker

Gigi Pritzker Pucker

Jay Robert Pritzker

B-1

Exhibit C

NOTICES

Adult Beneficiaries:

Mr. Adam Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Allison Pritzker Schwartz

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Anthony N. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. Benjamin T. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Ms. Dana Jean Pritzker Schwartz

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Daniel F. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

and

Mr. Daniel F. Pritzker

c/o Timmons Advisors, LLC

3555 Timmons Lane

Suite 800

Houston, TX 77027

(713) 961-1600 (Telephone)

(713) 623-2317 (Facsimile)

Mr. David T. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Mr. Donald P. Traubert

c/o Mr. J. Kevin Poorman

Pritzker Realty Group LP

71 S. Wacker Drive

47th Floor

Chicago, IL 60606

(312) 873-4802 (Telephone)

(312) 873-4891 (Facsimile)

Ms. Gigi Pritzker Pucker

c/o Ms. Karen MacKay

Burke Warren MacKay & Serritella PC

330 N. Wabash Avenue

22nd Floor

Chicago, IL 60611-3607

(312) 840-7009 (Telephone)

(312) 840-7900 (Facsimile)

Mr. Isaac Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. Jacob N. Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. James N. Pritzker

c/o Mr. Charles E. Dobrusin

Charles E. Dobrusin & Associates, Ltd.

104 S. Michigan Avenue

Suite 900

Chicago, IL 60603-5906

(312) 436-1202 (Telephone)

(312) 436-1201 (Facsimile)

and

Mr. James N. Pritzker

c/o Mr. Harry B. Rosenberg

Reed Smith Sachnoff & Weaver

10 South Wacker Drive

40 th Floor

Chicago, IL 60606-7507

(312) 207-1000 (Telephone)

(312) 207-6400 (Facsimile)

Mr. Jason N. Pritzker

c/o Mr. Joel S. Rothman

Rothman Law Group

135 S. LaSalle Street

Suite 2810

Chicago, IL 60603

(312) 578-0900 (Telephone)

(312) 578-0905 (Facsimile)

Mr. Jay Robert Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. John A. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Mr. Joseph B. Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Ms. Karen L. Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Ms. Linda Pritzker

c/o Mr. Ivan Deutsch

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-3750 (Telephone)

(212) 558-3588 (Facsimile)

Ms. Nancy Marie Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Mr. Nicholas J. Pritzker

c/o Mr. Marshall Eisenberg

Neal Gerber & Eisenberg LLP

Two North LaSalle St.

Suite 2200

Chicago, IL 60602

(312) 269-8020 (Telephone)

(312) 269-0260 (Facsimile)

Mr. Noah Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Penny Pritzker

c/o Mr. J. Kevin Poorman

Pritzker Realty Group LP

71 S. Wacker Drive

47th Floor

Chicago, IL 60606

(312) 873-4802 (Telephone)

(312) 873-4891 (Facsimile)

Ms. Rachel Pritzker Hunter

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Regan Pritzker

c/o Mr. Thomas Dykstra

N Pritzker Capital Management, LLC

10 S. Wacker Dr.

Suite 1860

Chicago, IL 60606

(312) 896-1717 (Telephone)

(312) 896-1720 (Facsimile)

Mr. Roland Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Rosemary Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

Ms. Tal Hava Pritzker

c/o Mr. Charles E. Dobrusin

Charles E. Dobrusin & Associates, Ltd.

104 S. Michigan Avenue

Suite 900

Chicago, IL 60603-5906

(312) 436-1202 (Telephone)

(312) 436-1201 (Facsimile)

Mr. Thomas J. Pritzker

c/o Mr. Marshall Eisenberg

Neal Gerber & Eisenberg LLP

Two North LaSalle St.

Suite 2200

Chicago, IL 60602

(312) 269-8020 (Telephone)

(312) 269-0260 (Facsimile)

Mr. Zachary Pritzker

c/o Mr. Eric D. Brandfonbrener

Perkins Coie, LLP

131 S. Dearborn St.

Suite 1700

Chicago, IL 60603

(312) 324-8602 (Telephone)

(312) 324-9602 (Facsimile)

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used by not otherwise defined have the meaning ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, solely in its capacity as Trustee (the “Trustee”) of the trusts listed on Annex A attached hereto (the “Trusts”), is the 94.073849% owner of IHE, INC., a Bahamian International Business Company (“IHE”).

4.	IHE is the sole shareholder of each of Luxury Lodging, Inc., a Bahamian International Business Company (“LLI”), Hospitality Hotels, Inc., a Bahamian International Business Company (“HHI”) and WW Hotels, Inc., a Bahamian International Business Company (“WWH”).

5.	Pursuant to the Foreign GH Agreement, the Adult Beneficiaries have advised the Trustee of their desire that the Trustee act in accordance with the provisions of Section 3.1 of the Foreign GH Agreement.

6.	The Trustee acknowledges the terms of the Foreign GH Agreement and the desires of the Adult Beneficiaries as expressed therein.

7.	The Trustee has determined that it is in the best interests of the beneficiaries of the Trusts that the Trustee ensure that the desires of the Adult Beneficiaries as expressed in the Foreign GH Agreement are implemented.

8.	Based on the determination described in Section 7 above, the Trustee hereby joins and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof.

9.	The Trustee has advised the Board of Directors of IHE that the Trustee has joined and agreed to be bound by the Foreign GH Agreement, and has requested that IHE join and agree to be bound by the Foreign GH Agreement.

10.	Based on the request of the Trustee described in Section 9 above, IHE hereby joins and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof.

11.	IHE has advised the Boards of Directors of each of LLI, HHI and WWH that IHE has joined and agreed to be bound by the Foreign GH Agreement, and has requested that each of LLI, HHI and WWH join and agree to be bound by the Foreign GH Agreement.

12.	Based on the request of IHE described in Section 11 above, each of LLI, HHI and WWH hereby joins and agrees to be bound by the Foreign GH Agreement from and after the date hereof.

13.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

14.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT AND THE ANNEX HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

15.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

16.	When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of October 19, 2009.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of each of the separate and distinct trusts listed on Annex A attached hereto

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Michelle Gibson
Name: Michelle Gibson
Title: Trust Officer

IHE, INC., a Bahamian International Business Company

By:	/s/ Michelle Gibson
Name: Commerce Services Limited
Title: Director

By:	/s/ Carlis E. Chisholm
Name: Corporate Associates Limited
Title: Director

LUXURY LODGING, INC., a Bahamian International Business Company

By:	/s/ Michelle Gibson
Name: Commerce Services Limited
Title: Director

By:	/s/ Carlis E. Chisholm
Name: Corporate Associates Limited
Title: Director

HOSPITALITY HOTELS, INC., a Bahamian International Business Company

By:	/s/ Michelle Gibson
Name: Commerce Services Limited
Title: Director

By:	/s/ Carlis E. Chisholm
Name: Corporate Associates Limited
Title: Director

3

WW HOTELS, INC., a Bahamian International Business Company

By:	/s/ Michelle Gibson
Name: Commerce Services Limited
Title: Director

By:	/s/ Carlis E. Chisholm
Name: Corporate Associates Limited
Title: Director

4

ANNEX A

CIBC Trust Company (Bahamas) Limited, not individually but solely as Trustee of the following Trusts:

Settlement 1740 Trust #14

Settlement 1740 Trust #15

RP 1740 #17 Apex Trust

Settlement 1740 Trust #22

Settlement 1740 Trust #23

Settlement 1740 Trust #24

Settlement 1740 Trust #25

Settlement 1740 Trust #26A

Settlement 1740 Trust #26B

Settlement 1740 Trust #26C

Settlement 1740 Trust #26D

Settlement 1740 Trust #27

Settlement 1740 Trust #28

Settlement 1740 Trust #29

Settlement 1740 Trust #30

Settlement 1740 Trust #31

Settlement 1740 Trust #32

Settlement 1740 Trust #33

Settlement 1740 Trust #34

Settlement 1740 Trust #35

Settlement 1740 Trust #36

Settlement 1740 Trust #37

Settlement 1740 Trust #38

Settlement T-551-1

Settlement T-551-2

Settlement T-551-3

Settlement T-551-4

Settlement T-551-5

Settlement T-551-6

Settlement T-551-7

Settlement T-551-10

Settlement T-551-11

Settlement T-551-12

Settlement T-577

Settlement 1740 Trust #39

Settlement 1740 Trust #40

Settlement T-2043

Settlement T-2390-A

Settlement T-2390-B

Settlement T-2390-C

5

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement 1740 Trust #13 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Richard S. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Schevon Miller
Name: Schevon Miller
Title: Manager, Private Banking

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement 1740 Trust #18 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Richard S. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Schevon Miller
Name: Schevon Miller
Title: Manager, Private Banking

3

ACKNOWLEDGEMENT AND JOINDER BY BOMBAY HOTEL CORPORATION

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, solely in its capacity as Trustee (the “Trustee”) of the trusts listed on Annex A attached hereto (the “Trusts”), is the 100% owner of Bombay Hotel Corporation, a Cayman Islands corporation (“Bombay”).

4.	Pursuant to the Foreign GH Agreement, the Adult Beneficiaries that are beneficiaries of the Trusts have advised the Trustee of their desire that the Trustee act in accordance with the provisions of Section 3.1 of the Foreign GH Agreement and, pursuant to that certain Acknowledgement and Joinder dated October 19, 2009, the Trustee, as trustee of the Trusts, has joined in and agreed to be bound by the terms of the Foreign GH Agreement.

5.	The Trustee has advised the Board of Directors of Bombay that the Trustee, as Trustee of the Trusts, has joined in and agreed to be bound by the Foreign GH Agreement, and has requested that Bombay join in and agree to be bound by the Foreign GH Agreement as provided herein.

6.	Based on the request of the Trustee described in Section 5 above, Bombay hereby joins in and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof. Bombay further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

.

1

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

BOMBAY HOTEL CORPORATION, a Cayman Islands corporation

By:	/s/ Wendy Bush
Name: Commerce Advisory Services Limited
Title: Secretary

2

ANNEX A

CIBC Trust Company (Bahamas) Limited, not individually but solely as trustee of the following Trusts:

Settlement T-2390-A

Settlement T-2390-B

Settlement T-2390-C

3

ACKNOWLEDGEMENT AND JOINDER BY CPC, INC.

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, solely in its capacity as Trustee (the “Trustee”) of the trusts listed on Annex A attached hereto (the “Trusts”), is the 100% owner of CPC, Inc., a Bahamian International Business Company (“CPC”).

4.	Pursuant to the Foreign GH Agreement, the Adult Beneficiaries that are beneficiaries of the Trusts have advised the Trustee of their desire that the Trustee act in accordance with the provisions of Section 3.1 of the Foreign GH Agreement and, pursuant to that certain Acknowledgement and Joinder dated October 19, 2009, the Trustee, as trustee of the Trusts, has joined in and agreed to be bound by the terms of the Foreign GH Agreement.

5.	The Trustee has advised the Board of Directors of CPC that the Trustee, as Trustee of the Trusts, has joined in and agreed to be bound by the Foreign GH Agreement, and has requested that CPC join in and agree to be bound by the Foreign GH Agreement as provided herein.

6.	Based on the request of the Trustee described in Section 5 above, CPC hereby joins in and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof. CPC further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

1

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CPC, INC., a Bahamian International Business Company

By:	/s/ Schevon Miller
Name: Commerce Services Limited
Title: Director

By:	/s/ Carlis E. Chisholm
Name: Corporate Associates Limited
Title: Director

3

ANNEX A

CIBC Trust Company (Bahamas) Limited, not individually but solely as trustee of the following Trusts:

Settlement T-2390-A

Settlement T-2390-B

Settlement T-2390-C

4

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-2113AFD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jason N. Pritzker, Benjamin T. Pritzker and David T. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Michelle Gibson
Name: Michelle Gibson
Title: Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-551-1FD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Thomas J. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Michelle Gibson
Name: Michelle Gibson
Title: Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of 1740 Trust #27FD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Thomas J. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Michelle Gibson
Name: Michelle Gibson
Title: Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of 1740 #37FD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Rose Pritzker Traubert, currently a minor, and Donald Pritzker Traubert.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
Name: Carlis E. Chisholm
Title: General Manager

By:	/s/ Michelle Gibson
Name: Michelle Gibson
Title: Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of 1740 #34FD2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Penny Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of T-551-10FD2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Penny Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/ss Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-577FD5 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Nicholas J. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the NJP 1740 #5 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Nicholas J. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the N-3 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Linda Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the N-2 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Linda Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Scorpion Nassau Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Roland Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Festus Bahamas Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Rachel Pritzker Hunter.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Vered Island Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Rosemary Pritzker .

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, Andrew D. Wingate, Walter W. Simmers and Lucinda S. Falk are Trustees (collectively, the “Trustee”) of the AS 2010 N-1 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Allison C. Pritzker Schwartz.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

/s/ Lucinda S. Falk
Lucinda S. Falk, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, Andrew D. Wingate, Walter W. Simmers and Lucinda S. Falk are Trustees (collectively, the “Trustee”) of the DS 2010 N-1 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Dana J. Pritzker Schwartz.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

/s/ Lucinda S. Falk
Lucinda S. Falk, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, Andrew D. Wingate, Walter W. Simmers and Lucinda S. Falk are Trustees (collectively, the “Trustee”) of the JV 2010 N-1 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Julia S. Pritzker Vlock.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

/s/ Lucinda S. Falk
Lucinda S. Falk, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	Andrew D. Wingate and Walter W. Simmers are Trustees (collectively, the “Trustee”) of the KLP 2006 N-3 Family Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Karen L. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	Andrew D. Wingate, Walter W. Simmers and CIBC Trust Company (Bahamas) Limited are Trustees (collectively, the “Trustee”) of the KLP 2006 N-4 Family Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Karen L. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited, Andrew D. Wingate, Walter W. Simmers and Lucinda S. Falk are Trustees (collectively, the “Trustee”) of the TV 2010 N-1 Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Theodore S. Pritzker Vlock.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and

Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Andrew D. Wingate
Andrew D. Wingate, solely as trustee of the Trust

/s/ Walter W. Simmers
Walter W. Simmers, solely as trustee of the Trust

/s/ Lucinda S. Falk
Lucinda S. Falk, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Thomas J. Muenster are Trustees (collectively, the “Trustee”) of the Moreau Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jay Robert Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Thomas J. Muenster
Thomas J. Muenster, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Thomas J. Muenster are Trustees (collectively, the “Trustee”) of the Cheyenne Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jay Robert Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.	When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and

1

under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Thomas J. Muenster
Thomas J. Muenster, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the Locust Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Adam Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the Northwoods Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of John A. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the Minoso Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of John A. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the Francis Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Noah Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the Sangdu Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Samuel F. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the 1740-40 AANP Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Andrew A.N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	JPMorgan Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the JNP 2010 Parachute Trust N3 (the “Trust”).

4.	The Trust was heretofore established for the benefit of James N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

JPMORGAN TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Marsya Cates
	Name:	Marsya Cates
	Title:	Vice President

By:	/s/ Cameron A. Carey
	Name:	Cameron A. Carey
	Title:	Associate

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	JPMorgan Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the JNP 2010 Parachute Trust N2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of James N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

JPMORGAN TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Marsya Cates
	Name:	Marsya Cates
	Title:	Vice President

By:	/s/ Cameron A. Carey
	Name:	Cameron A. Carey
	Title:	Associate

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the THP 2010 Trust N2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Tal Hava Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of the WJGP 2010 Trust N2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of William J. G. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-2113D-FDA (the “Trust”).

4.	The Trust was heretofore established for the benefit of Abigail Pritzker Pucker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-551-4FD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Gigi Pritzker Pucker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement 1740 Trust #30FD (the “Trust”).

4.	The Trust was heretofore established for the benefit of Gigi Pritzker Pucker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-2113D-FDJ (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jessica Pritzker Pucker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited is Trustee (the “Trustee”) of Settlement T-2113D-FDM (the “Trust”).

4.	The Trust was heretofore established for the benefit of Maggie Pritzker Pucker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Alushta Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Alexander N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Aman Trust 2 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Anthony N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Aman Trust 1 (the “Trust”).

4.	The Trust was heretofore established for the benefit of Anthony N. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Evpatoria Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Elizabeth S. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Izyum Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jennifer K. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Lewis M. Linn are Trustees (collectively, the “Trustee”) of the Nikopol Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Nicholas C. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Lewis M. Linn
Lewis M. Linn, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the LaDini B Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Cindy Marie Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the Harlan Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Daniel F. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the Elsinore Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Daniel F. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the Jaybird B Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jay Arthur Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the Jon Jacob B Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Jon Jay Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the Banana B Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Nancy M. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	CIBC Trust Company (Bahamas) Limited and Leonard J. Loventhal are Trustees (collectively, the “Trustee”) of the ZAP B Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Zachary A. Pritzker.

5.	The Trustee acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustee hereby joins in and agrees to be bound by the terms and conditions of the Foreign GH Agreement. The Trustee further agrees not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF THE BAHAMAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.

When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 17, 2010.

CIBC TRUST COMPANY (BAHAMAS) LIMITED, solely as trustee of the Trust

By:	/s/ Carlis E. Chisholm
	Name:	Carlis E. Chisholm
	Title:	General Manager

By:	/s/ Michelle Gibson
	Name:	Michelle Gibson
	Title:	Trust Officer

/s/ Leonard J. Loventhal
Leonard J. Loventhal, solely as trustee of the Trust

3

ACKNOWLEDGEMENT AND JOINDER BY G14M2 HHC, L.L.C.

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Foreign GH Agreement.

3.	G14M2 HHC, L.L.C., a Delaware limited liability company (“G14M2 HHC”), has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”).

4.	In connection with the receipt by G14M2 HHC of Common Stock, G14M2 HHC hereby joins in and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof. G14M2 HHC further agrees not to distribute, transfer or otherwise dispose of any shares of Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

5.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

6.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

1

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 20, 2010.

G14M2 HHC, L.L.C., a Delaware limited liability company

By:	/s/ Ronald D. Wray
	Name:	Ronald D. Wray
	Title:	Vice President, Treasurer & Secretary

(Signature Page to Joinder Agreement to Amended and Restated Foreign Global Hyatt Agreement)

ACKNOWLEDGEMENT AND JOINDER BY T11M2 HHC, L.L.C.

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Foreign GH Agreement.

3.	T11M2 HHC, L.L.C., a Delaware limited liability company (“T11M2 HHC”), has acquired shares of common stock, par value $0.01 per share, of Hyatt Hotels Corporation (the “Common Stock”).

4.	In connection with the receipt by T11M2 HHC of Common Stock, T11M2 HHC hereby joins in and agrees to be bound by the terms of the Foreign GH Agreement from and after the date hereof. T11M2 HHC further agrees not to distribute, transfer or otherwise dispose of any shares of Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

5.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

6.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

1

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 20, 2010.

T11M2 HHC, L.L.C., a Delaware limited liability company

By:	/s/ Ronald D. Wray
	Name:	Ronald D. Wray
	Title:	Vice President, Treasurer & Secretary

(Signature Page to Joinder Agreement to Amended and Restated Foreign Global Hyatt Agreement)

JOINDER AGREEMENT

(Amended and Restated Foreign Global Hyatt Agreement)

Reference is made to that certain Amended and Restated Foreign Global Hyatt Agreement (as amended from time to time, the “Amended and Restated Foreign Global Hyatt Agreement”), dated as of October 1, 2009, by, between and among each of the Adult

Beneficiaries signatories thereto (capitalized terms used herein without definition shall have the meaning set forth in Amended and Restated Foreign Global Hyatt Agreement).

The undersigned, an Adult Beneficiary, hereby agrees to be bound by all of the terms and provisions of the Amended and Restated Foreign Global Hyatt Agreement and, as of the date hereof, makes all of the representations and warranties set forth in Exhibit A attached hereto.

Dated as of: April 15, 2010.

/s/ Abigail Pritzker Pucker
Abigail Pritzker Pucker

Exhibit A

(a) The undersigned has the full power, right and legal capacity to enter into this Joinder Agreement to the Amended and Restated Foreign Global Hyatt Agreement, to perform, observe and comply with all of the undersigned’s agreements and obligations under the Amended and Restated Foreign Global Hyatt Agreement and to consummate the transactions contemplated thereby.

(b) This Joinder Agreement to the Amended and Restated Foreign Global Hyatt Agreement has been duly and validly executed by the undersigned and, upon delivery thereof by the undersigned, this Joinder Agreement and the Amended and Restated Foreign Global Hyatt Agreement will constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms.

(c) The undersigned’s informed decision to execute and deliver the Joinder Agreement and perform the Amended and Restated Foreign Global Hyatt Agreement (A) was made on the basis of legal, tax, financial and other advice from professionals, including Joined Agents, acting on behalf of the undersigned or on the basis of the undersigned having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of the undersigned, (B) was voluntary, and (C) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in the Amended and Restated Foreign Global Hyatt Agreement.

ACKNOWLEDGEMENT AND JOINDER

(Amended and Restated Foreign Global Hyatt Agreement)

1.	Reference is made to the Amended and Restated Foreign Global Hyatt Agreement dated as of October 1, 2009 by and among each of the Adult Beneficiaries from time to time signatories thereto (as amended from time to time, the “Foreign GH Agreement”).

2.	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Foreign GH Agreement.

3.	Nicholas J. Pritzker and Lawrence I Richman are Co-Trustees (the “Trustees”) of Second Universe Trust (the “Trust”).

4.	The Trust was heretofore established for the benefit of Nicholas J. Pritzker.

5.	The Trustees acknowledges (a) receipt and review of the Foreign GH Agreement, and (b) the terms of the Foreign GH Agreement.

6.	Contemporaneously with the receipt by the Trust of shares of Hyatt Common Stock, the Trustees hereby join in and agree to be bound by the terms and conditions of the Foreign GH Agreement. The Trustees further agree not to distribute, transfer or otherwise dispose of any shares of Hyatt Common Stock, including without limitation Class A Common Stock and Class B Common Stock, to any Pritzker or Domestic Pritzker (or other successor that the Foreign GH Agreement provides is to be bound by any provision thereof) unless such distributee or transferee (including, if the distributee or transferee is a trust, such trust and the trustee thereof) signs and delivers to the parties to the Foreign GH Agreement a written Acknowledgement and Joinder in the form hereof.

7.	This Acknowledgement and Joinder is solely for the benefit of all parties to the Foreign GH Agreement from and after the date hereof, and no other Persons shall be third party beneficiaries hereof.

8.	ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.	This Acknowledgement and Joinder may be executed in one or more counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one document.

10.	When this Acknowledgement and Joinder is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Acknowledgement and Joinder shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof and any recourse against a trustee shall be solely against the assets of the pertinent trust.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Acknowledgement and Joinder has been executed as of August 23, 2010.

Nicholas J. Pritzker, not individually but solely as co-trustee of the Trust

By:	/s/ Nicholas J. Pritzker

Lawrence I. Richman, not individually but solely as co-trustee of the Trust

By:	/s/ Lawrence I. Richman

3

JOINDER AGREEMENT

(Amended and Restated Foreign Global Hyatt Agreement)

Reference is made to that certain Amended and Restated Foreign Global Hyatt Agreement (as amended from time to time, the “Amended and Restated Foreign Global Hyatt Agreement”), dated as of October 1, 2009, by, between and among each of the Adult Beneficiaries signatories thereto (capitalized terms used herein without definition shall have the meaning set forth in Amended and Restated Foreign Global Hyatt Agreement).

The undersigned, an Adult Beneficiary, hereby agrees to be bound by all of the terms and provisions of the Amended and Restated Foreign Global Hyatt Agreement and, as of the date hereof, makes all of the representations and warranties set forth in Exhibit A attached hereto.

Dated as of: 3/10, 2010.

/s/ Andrew A. N. Pritzker
Andrew A. N. Pritzker

Exhibit A

(a) The undersigned has the full power, right and legal capacity to enter into this Joinder Agreement to the Amended and Restated Foreign Global Hyatt Agreement, to perform, observe and comply with all of the undersigned’s agreements and obligations under the Amended and Restated Foreign Global Hyatt Agreement and to consummate the transactions contemplated thereby.

(b) This Joinder Agreement to the Amended and Restated Foreign Global Hyatt Agreement has been duly and validly executed by the undersigned and, upon delivery thereof by the undersigned, this Joinder Agreement and the Amended and Restated Foreign Global Hyatt Agreement will constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their respective terms.

(c) The undersigned’s informed decision to execute and deliver the Joinder Agreement and perform the Amended and Restated Foreign Global Hyatt Agreement (A) was made on the basis of legal, tax, financial and other advice from professionals, including Joined Agents, acting on behalf of the undersigned or on the basis of the undersigned having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of the undersigned, (B) was voluntary, and (C) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in the Amended and Restated Foreign Global Hyatt Agreement.

Exhibit 3

CERTIFICATE OF SECRETARY

The undersigned, not individually, but solely in the undersigned’s capacity as the Secretary of CIBC Trust Company (Bahamas) Limited, a company incorporated in the Commonwealth of The Bahamas (the “Company”), hereby certifies with respect to the Company as follows:

Listed below are the names of representatives of the Company who are duly authorized, empowered and directed, in the name and on behalf of the Company, to:

(1)	execute all documents relating to the reporting of beneficial ownership of shares of Class A Common Stock, $0.01 par value per share, and Class B Common Stock, $0.01 par value per share, of Hyatt Hotels Corporation, a Delaware corporation, as and to the extent required to be filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(d) or Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”), including, without limitation, Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5, and successive forms thereto, and any related documentation; and

(2)	do and perform any and all acts that may be necessary or desirable to complete and execute any such documents, complete and execute any amendment or amendments thereto, and timely file such documents with the Commission and any stock exchange, automated quotation system or similar authority.

The signatures appearing opposite their respective names are original copies of their true and genuine signatures.

Name of Authorized Signatory	Signature

Schevon Miller	/s/ Schevon Miller

Carlis E. Chisholm	/s/ Carlis E. Chisholm

IN WITNESS WHEREOF, I hereunder subscribe my name, not individually, but solely in my capacity as Secretary of the Company, effective as of this 26th day of August, 2010.

/s/ Norma Major
Norma Major Secretary of CIBC Trust Company (Bahamas) Limited